Exhibit 10.1
CAPITAL BANK CORPORATION
EQUITY INCENTIVE PLAN

STOCK AWARD AGREEMENT

THIS STOCK AWARD AGREEMENT (this “Agreement”) is dated as of [date] (the “Grant Date”) by and between Capital Bank Corporation, a North Carolina corporation (the “Corporation”), and [participant name] (the “Participant”) pursuant to the Capital Bank Corporation Equity Incentive Plan (the “Plan”).  All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

RECITALS:

A.       Participant is an officer, employee or director of the Corporation and the Corporation, in consideration of the Participant’s prior and future services to the Corporation, considers it desirable to give Participant an added incentive to advance the interests of the Corporation and its shareholders.

B.       The Corporation now desires to grant Participant shares of common stock of the Corporation, no par value (the “Shares”) in the form of restricted stock, pursuant to the terms and conditions of this Agreement and the Plan (the “Restricted Stock”).

AGREEMENT:

NOW, THEREFORE, in consideration of the covenants hereinafter set forth, the parties agree as follows:

1.       Grant of Restricted Stock.  The Corporation has granted Participant, and Participant hereby accepts, [number] Shares of Restricted Stock, having a fair market value (FMV) per Share of [price] on the Grant Date.  Pursuant to Section 10 of the Plan, the Restricted Stock is granted as a restricted stock award and Participant shall not be obligated to pay a purchase price for the Shares.  The Restricted Stock shall be subject to the terms and conditions stated in this Agreement and in the Plan.

2.       Period of Restriction.  Subject to Participant continuing to provide continuous services to the Corporation, the restrictions set forth in this Agreement with respect to the Restricted Stock shall lapse with respect to one third (1/3) of the Shares on each of the first, second and third anniversaries of the Grant Date, so that all the restrictions shall have lapsed three (3) years from the Grant Date (the “Period of Restriction”).  Participant acknowledges that prior to the expiration of the applicable portion of the Period of Restriction, the Restricted Stock may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of (whether voluntarily or involuntarily or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy)).  Upon the expiration of the applicable portion of the Period of Restriction, the restrictions set forth in this Agreement with respect to the Restricted Stock initially subject to such expired Period of Restriction shall lapse, except as may be provided in accordance with Section 9 hereof.

3.       Ownership.  Participant agrees that Participant’s ownership of the Restricted Stock will be evidenced solely by a “book entry” (i.e., a computerized or manual entry) in the records of the Corporation or its designated stock transfer agent in Participant’s name.  Upon expiration of the applicable portion of the Period of Restriction, the Corporation shall transfer the vested shares to Participant.

4.	Termination.

  (a)    Death or Disability.  If Participant’s termination of employment or other relationship with the Corporation is as a result of Participant’s death or Disability (as defined in Participant’s employment agreement or, if Participant has no employment agreement, within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), then the Period of Restriction shall immediately lapse, causing any restrictions which would otherwise remain on the Restricted Stock to immediately lapse.

(b) Other Terminations. If Participant’s Termination is by the Corporation or an affiliate of the Corporation or by Participant for any reason other than death or Disability, then all Restricted Stock for which the Period of Restriction had not lapsed prior to the date of such Termination shall be immediately forfeited.

5.       Taxes and Withholdings.  Upon the expiration of the applicable portion of the Period of Restriction or such earlier dates as Participant elects pursuant to Section 83(b) of the Code, or as of which the value of any Shares of Restricted Stock first becomes includible in Participant’s gross income for income tax purposes, Participant shall notify the Corporation if Participant wishes to pay the Corporation in cash, check or with shares of Corporation common stock already owned for the satisfaction of any taxes of any kind required by law to be withheld with respect to such Shares; provided, however, that pursuant to any procedures, and subject to any limitations as the Compensation / Human Resources Committee of the Board of Directors of the Corporation (the “Committee”) may prescribe and subject to applicable law, if Participant does not notify the Corporation in writing at least fourteen (14) days prior to the applicable lapse of the Period of Restriction, then Participant will satisfy such withholding obligations by withholding Shares otherwise deliverable to Participant pursuant to the Restricted Stock (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required Federal, state, local and non-United States withholding obligations using the minimum statutory withholding rates for Federal, state, local and/or non-U.S. tax purposes, including payroll taxes, that are applicable to supplemental taxable income). Any such election made by Participant must be irrevocable, made in writing, signed by Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.  In the event that the Participant elects immediate Federal income taxation with respect to all or any portion of this award of Restricted Stock pursuant to Section 83(b) of the Code, Participant agrees to deliver a copy of such election to the Corporation within ten (10) days after filing such election with the Internal Revenue Service.

6.       Rights as a Shareholder.  Participant shall have all rights of a shareholder (including, without limitation, dividend and voting rights) with respect to the Restricted Stock, for record dates occurring on or after the Grant Date and prior to the date any such Shares of Restricted Stock are forfeited in accordance with this Agreement, except that any dividends or distributions paid in Shares or other securities (including, without limitation, any change in the shares of Restricted Stock pursuant to Section 6 of the Plan) with respect to the Restricted Stock shall, during the Period of Restriction, be deposited with the Corporation or any holder appointed pursuant to Section 3 hereof, together with a stock power endorsed in blank or other appropriate instrument of transfer, or credited to Participant’s book-entry account established under Section 3 hereof, as applicable, and shall be subject to the same restrictions (including, without limitation, the Period of Restriction) as such Restricted Stock and otherwise considered to be such Restricted Stock for all purposes hereunder.

7.       No Right to Continued Employment.  Neither the Restricted Stock nor any terms contained in this Agreement shall confer upon Participant any express or implied right to be retained in the employment or service of the Corporation or any affiliate for any period, nor restrict in anyway the right of the Corporation, which right is hereby expressly reserved, to terminate Participant’s employment or service at any time for any reason.  Participant acknowledges and agrees that any right to have restrictions on the Restricted Stock lapse is earned only by continuing in the service of the Corporation or an affiliate at the will of the Corporation or such affiliate, or satisfaction of any other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired, being granted the Restricted Stock or acquiring Shares hereunder.

8.       The Plan.  This Agreement is subject to all the terms, provisions and conditions of the Plan which are incorporated herein by reference, and to such requirements as may from time to time be adopted by the Committee.  In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly.  A copy of the Plan is available to Participant at the Corporation’s principal executive offices upon request and without charge.

    9.       Compliance with Laws and Regulations.

  (a)    The Restricted Stock and the obligation of the Corporation to sell and deliver Shares hereunder shall be subject in all respects to (i) all applicable Federal and state laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable. Moreover, the Corporation shall not deliver any certificates for Shares to Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law. If at any time the Corporation determines, in its discretion, that the listing, registration or qualification of Shares upon any national securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Corporation shall not be required to deliver any certificates for Shares to Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Corporation.

  (b)    The Shares received upon the expiration of the applicable portion of the Period of Restriction shall have been registered under the Securities Act of 1933, as amended (“Securities Act”).  If Participant is an “affiliate” of the Corporation, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), Participant may not sell the Shares received except in compliance with Rule 144.  Certificates representing Shares issued to an “affiliate” of the Corporation may bear a legend setting forth such restrictions on the disposition or transfer of the Shares as the Corporation deems appropriate to comply with Federal and state securities laws.

  (c)    If, at any time, the Shares are not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Shares, Participant may be required to execute, prior to the delivery of any Shares to Participant by the Corporation pursuant to this Agreement, an agreement (in such form as the Corporation may specify) in which Participant represents and warrants that Participant is purchasing or acquiring the shares acquired under this Agreement for Participant’s own account, for investment only and not with a view to the sale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Shares being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption Participant shall, prior to any offer for sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Corporation, from counsel for or approved by the Corporation, as to the applicability of such exemption thereto.

10.            Notices.  All notices by Participant or Participant’s assignees shall be addressed to Capital Bank Corporation, 333 Fayetteville Street, Raleigh, North Carolina 27601, Attention: Human Resources, or such other address as the Corporation may from time to time specify.  All notices to Participant shall be addressed to Participant at Participant’s address in the Corporation’s records.

11.            Other Plans.  Participant acknowledges that any income derived from the Restricted Stock shall not affect Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Corporation or any Affiliate.

12.            Governing Law.  This Agreement shall be construed under and governed by the laws of the State of North Carolina without regard to the conflict of law provisions thereof.

13.            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall be deemed one Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Corporation and Participant have executed this Agreement as of the date first above written.

ATTEST	CAPITAL BANK CORPORATION

By:	By:
Secretary	Chief Executive Officer

[CORPORATE SEAL]	PARTICIPANT

Signature